Exhibit 10.54

AMENDMENT TO

AMENDED AND RESTATED SEPARATION AGREEMENT

This Amendment to Amended and Restated Separation Agreement (“Amendment”) is made and entered into by and between Carmike Cinemas, Inc. (“Carmike”) and Richard B. Hare (“Executive”).

WHEREAS, Carmike and Executive entered into an Amended and Restated Separation Agreement dated as of May 15, 2013 (“Agreement”); and

WHEREAS, the Company and Executive mutually desire to amend the Agreement to provide a mechanism to ensure compliance with the requirements of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) to avoid potential excise taxes imposed on Section 280G “parachute payments” under Section 4999 of the Code.

NOW, THEREFORE, in consideration of Executive’s continued employment with the Company, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

1. By adding a new section 6.14, Compliance with Code Section 280G, to the Agreement as follows:

6.14 Compliance with Code Section 280G.

(a) Any payment or benefit received or to be received by the Executive under the terms of this Agreement or any other plan, arrangement or agreement with the Company or other entity (collectively, the “Payments”) in connection with a Change in Control that would constitute a “parachute payment” within the meaning of Section 280G of the Code shall be reduced to the extent necessary so that no portion of the Payments shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit that would be received by the Executive if no such reduction was made.

(b) The “net after-tax benefit” shall mean (i) the Payments which the Executive receives or is then entitled to receive that would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable by the Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (b)(i) above.

(c) All determinations under this Section 6.14 will be made by a firm of independent accountants selected by the Company’s board of directors (the “Accounting Firm”). The Accounting Firm shall be required, in part, to evaluate the extent to which payments are exempt from Section 280G as reasonable compensation for services rendered before or after the Change in Control. All fees and expenses of the Accounting Firm shall be paid solely by the Company. The Company will direct the Accounting Firm to submit any determination it makes under this Section 6.14 and detailed supporting calculations to both the Executive and the Company as soon as reasonably practicable following the Change of Control.

(d) If the Accounting Firm determines that one or more reductions are required under this Section 6.14, such Payments shall be reduced in the order that would provide the Executive with the largest amount of after-tax proceeds (with such order determined by the Accounting Firm in a manner that is both consistent with, and avoids imposition of excise taxes under, Code Sections 280G and 409A) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Company shall pay such reduced amount to the Executive. The Executive shall at any time have the unilateral right to forfeit any equity award in whole or in part, except to the extent such forfeiture would result in an impermissible substitution under Code Section 409A.

(e) As a result of the uncertainty in the application of Code Section 280G at the time that the Accounting Firm makes its determinations under this Section 6.14, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Executive (collectively, the “Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay the Overpayment to the Company, without interest; provided, however, that no amount will be payable by the Executive to the Company unless, and then only to the extent that, the payment would either reduce the amount on which the Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination, and the Company will promptly pay the amount of that Underpayment to the Executive without interest.

(f) The parties will provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 6.14. For purposes of making the calculations required by this Section 6.14, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.

2. This Amendment shall be effective as of the date set forth below. Except as amended herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Carmike and Executive have executed this Amendment this 15th day of March, 2016.

CARMIKE CINEMAS, INC.

By:	/s/ Daniel E. Ellis
DANIEL E. ELLIS

EXECUTIVE

/s/ Richard B. Hare
RICHARD B. HARE